Exhibit 99.1

Praxair Announces Helium Price Increases

DANBURY, Conn.--(BUSINESS WIRE)--November 15, 2017--Praxair, Inc. (NYSE:PX) is notifying bulk liquid helium customers worldwide of increases in helium prices of up to 10%, depending upon the region, effective January 1, 2018, or as contracts permit. Price adjustments may be higher or lower than this range in accordance with contract provisions.

This adjustment is in response to continuing cost inflation impacting crude and refined helium, including the most recent U.S. Department of the Interior, Bureau of Land Management (BLM) announced price increase, as well as higher distribution costs worldwide. Praxair continues to make investments and enhancements in capacity and the efficiency of its helium operations worldwide; this adjustment will further enable the company to continue to deliver high levels of supply reliability.

About Praxair

Praxair, Inc. is a leading industrial gas company in North and South America and one of the largest worldwide. With market capitalization of approximately $40 billion and 2016 sales of $11 billion, the company employs over 26,000 people globally and has been named to the Dow Jones® World Sustainability Index for 15 consecutive years. Praxair produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Our products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. For more information about the company, please visit our website at www.praxair.com.

CONTACT:
Praxair
Media:
Jason Stewart, 203-837-2448
jason_stewart@praxair.com
or
Investors:
Juan Pelaez, 203-837-2213
juan_pelaez@praxair.com